UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Catalyst Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Catalyst Pharmaceuticals, Inc.

355 Alhambra Circle, Suite 801

Coral Gables, Florida 33134

(305) 420-3200

SUPPLEMENT TO PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on September 19, 2022

This proxy statement supplement (“Supplement”) to the definitive proxy statement of Catalyst Pharmaceuticals, Inc. (the “Company”), filed with the Securities and Exchange Commission (“SEC”) on August 5, 2022 (the “Proxy Statement”), is being furnished to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Eastern Time, on September 19, 2022 in a virtual-only meeting format. This Supplement is being filed with the SEC and is being made available to stockholders on or about September 7, 2022. This Supplement should be read in conjunction with the Proxy Statement which, along with other relevant materials, is available at the U.S. Securities and Exchange Commission’s website at www.sec.gov and at our website, https://ir.catalystpharma.com/financial-information/annual-reports.

In recent conversations with one or more institutional investors, the Company’s management has been asked about the commitment of the Company’s Board of Directors to further diversify the composition of the Board. In 2021, after conducting a search to identify a highly qualified diverse person to serve on the Board, the Company added Molly Harper to the Board. In 2022, the Board took additional steps to identify and bring on to the Board a second highly qualified diverse Board member. However, these steps have not yet resulted in the appointment of a second diverse Board member. The Board recognizes the importance of diversity on its Board and is committed to adding a second diverse person to the Board no later than the Company’s 2023 annual meeting of stockholders.

The foregoing does not impact the director nominees for election at the Annual Meeting and none of the agenda items presented in the Proxy Statement are affected by this Supplement. If you have already voted your shares via the internet, telephone or by returning your proxy card, you do not need to take any action unless you want to change your vote. Shares already voted by proxy will remain valid and be voted at the Annual Meeting unless revoked.